UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

October 31, 2013 (October 25, 2013)

Date of Report (Date of earliest event reported)

RAAM Global Energy Company

(Exact name of registrant as specified in its charter)

Delaware	333-172897	20-0412973
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1537 Bull Lea Rd., Suite 200

Lexington, Kentucky 40511

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (859) 253-1300

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Departure of Officer and Entry into Separation Agreement

On October 25, 2013, RAAM Global Energy Company (the “Company”) received notice from James A. Honert that he would voluntarily resign from his position of Senior Vice President effective October 31, 2013.

Mr. Honert, the Company, Century Exploration Resources, Inc., a subsidiary of the Company (“Resources”) and Source Energies, LLC (“Source”) entered into a Separation Agreement and General Release on October 25, 2013 (the “Separation Agreement”). Mr. Honert is a member of Source, which is an entity that provides services directly to Resources. The Separation Agreement terminates the rights and obligations of all parties under the employment agreement entered into by Resources and Mr. Honert on April 19, 2011, and contains a general release of claims in favor of the Company and Resources and their affiliates. Subject to Mr. Honert’s execution of a confirmation of the general release, Mr. Honert will be entitled to receive a cash separation payment of $78,750, subject to any necessary withholding taxes.

The Separation Agreement also governs the treatment of 536 shares of the Company’s common stock (the “Subject Shares”) that were initially issued to Source, with an understanding that Source would then distribute such shares to Mr. Honert, in accordance with a bonus agreement that was originally effective September 30, 2011 (the “Bonus Agreement”). Notwithstanding the terms of the Bonus Agreement, the Subject Shares have been fully vested on October 23, 2013, and a cash payment equal to $712,826 was paid to Mr. Honert on October 30, 2013 in exchange for the return of his vested Subject Shares to the Company. In the event that Resources consummates the sale of its interests in certain assets situated in Oklahoma prior to December 31, 2013, Mr. Honert would become eligible to receive a second cash payment equal to $171,574.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RAAM Global Energy Company

Date: October 31, 2013	By:	/s/ Howard A. Settle
		Name:	Howard A. Settle
		Title:	Chief Executive Officer